KOLL
CUSTOM HOMES
DESIGN. | BUILD

DESIGN CONTRACT

This agreement is between the following parties on January 16, 2015:

Koll Custom Homes, Inc. A California Corporation CSLB Lic No. 985772 PO Box 1658 Temecula, CA 92593 (Known Henceforth as "Contractor")	and	Heavenstone Ranch Corp. A California Corporation Entity # C3695117 17800 Castleton Dr. City of Industry, CA 91748 (Known Henceforth as "Owner")

I: List of Document To Be Incorporated Into This Contract: Estimate #49 from Koll Custom Homes, Inc. in the amount of $61,850.00

II: Description of the Project: Contractor agrees to facilitate architectural designs and background investigation of the existing site for the purpose of obtaining construction plans to be used for bidding and budgeting purposes. Upon completion Owner will retain ownership of all design products. It is the present intention of the parties to enter into a Prime Construction Contract following the completion of the design contract, however Owner will have the ability to enter into a Prime Construction Contract with the contractor of his choice.

III: Description of Work Site: The project shall be for the intention of use on the property of Owner or property currently in escrow located at 0 Las Amantes, Temecula, APN 927-490-025 in the County of Riverside, State of California.

IV: Payment: Owner shall pay contractor a retainer of $15,000 to be held by contractor in unconvoluted funds to pay for work completed as specified in incorporated estimate. Owner agrees that fees are estimated only at this time and will be responsible for actual reasonable costs and necessary charges, subject to approved change orders as defined in paragraph 4 of General Conditions. Any unearned amounts will be returned to Owner.

V: Terms and Conditions: The terms and conditions to follow are expressly incorporated into this contract.

VI: Right to Cancel: Owner may terminate this agreement and Owner's unaccrued obligation hereunder by giving Contractor written notice, which notice shall be effective upon receipt by Contractor. Contractor shall not incur or accrue any cost or charge subsequent to receipt of such written notice. There is no penalty or obligation on the part of the Owner as a result of any termination by Owner.

TERMS AND CONDITIONS

Design Responsibilities Facilitated by Contractor

1. Perform field measuring and observations as required for home placement design in preparations to secure building permit.
2. Perform feasibility analysis and assistance with obtaining approvals/variances, if necessary in preparations to secure building permit.
3. Assist in the preparation of preliminary Architectural Floor Plans and Elevations and presentations of such to Owner.
4. Procure Civil Engineered Grading Plan; Surveying for boundary, property corners and topographical map; Geotechnical Engineering for soils report, foundation recommendations and complete percolation testing and report for Onsite Wastewater Treatment System; and Environmental testing as requested and approved by Owner.
5. Preparation of preliminary Construction Documents for obtaining bids from contractors, for obtaining building permit, and for use to construct the Project. Construction Documents shall mean and include, but shall not be limited to each and every document that may be prepared for the Project.

Owner Responsibilites

1. Provide information that is actually known to Owner about the Owner's objectives, schedule, and constraints of the Project. Owner and Contractor shall rely on the accuracy and completeness of information furnished.
2. Provide sufficient information to allow contractor to establish a budget based on information developed by Contractor and Owner as provided for on Page 1 Section II with reasonable contingencies that meet Project requirements.
3. Provide approvals at various stages of plans as provided to Owner. Such approvals shall not be unreasonably withheld.

Payments and Compensation

1. Project costs are preliminary estimates which Contractor represents have been reasonably determined in a professional manner only and may increase or decrease as elements may be presented which were unanticipated or changes or are added to the Project by the Owner. The respective Project costs cannot exceed the preliminary estimate without Owner's prior written approval.
2. Architectural Design Services are based upon an hourly rate of $140 per hour. Additional time spent and changes made, may increase the estimate for initial designs.
3. Subcontracted services for background investigations shall be billed in accordance with sub-contracts approved by the Contractor. All sub-contractors and third parties will be subject to the constraints of this contract and are subject to approval by the Owner.

4. General Payment Schedule:

   a. Retainer: An initial payment retainer as defined in Section IV above shall be paid upon execution of this Agreement and will be credited to the total amount due with any excess to be refunded to Owner.

   b. Progress Payment of Subcontractors and Others; Lien Releases:

It is understood that Contractor will retain one or more Subcontractors to perform work in furtherance of the completion of the work called for by this Contract. Contractor shall review and either approve or disapprove or require adjustments of all invoices. Approved invoices and partial or final conditional lien releases shall be presented to Owner on or prior to the third (3rd) day of each month and shall be directly paid by Owner in checks issued as a two party check to Contractor and to the sub-contractor, material man or invoicing entity no later than the fifth (5th) day of the same month. The checks shall be delivered by Contractor no later than the tenth (10th) day of the same month. and Contractor shall only deliver the checks to the invoicing parties upon securing a partial lien release for all sums claimed, due or payable to the invoicing party through the end of the prior month. Owner agrees to issue checks reimbursing Contractor for all costs advanced by Contractor on the same schedule and terms as set forth above dealing with payments to Subcontractors.

c. Final Payment: Final Payment will be rendered after such time as the plans are complete and acceptable to the Owner and sufficient to comply with all requirements and all obligations of Contractor and the Architect have been completed and fulfilled.

5. Contractor shall be reimbursed for actual expenses for reasonable and necessary additional services such as reproductions, printing, letters and postage.

General Conditions

1. The Owner has the right to terminate this Agreement and Owner's unaccrued obligations hereunder at any time at Owner's sole discretion and convenience and will be responsible only for payment for services performed up to the date of cancellation. (Hourly rate times the reasonable and necessary time invested.) Any termination of Design Services shall be done in writing.
2. If the Owner fails to make payment on any undisputed amount, then Contractor has the right to suspend work and shall not be held responsible for any delays as a result.
3. If any dispute arises out of or relates to this contract, or breach thereof, and if said dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation under the Contractors State License Board of the State of California before having recourse to a judicial forum. No written or oral representation made during the course of any mediation shall be deemed a party admission.
4. Changes in scope requested by the Owner that are inconsistent with Owner's prior approval of the Final Design Drawings, may result in additional work and shall be considered beyond the scope of this Agreement. Contractor shall assure that the final design drawings shall be acceptable to the Owner and sufficient to comply with the architectural requirements necessary to secure all building permits. Contractor will notify the Owner and secure the Owner's written approval to work within the design budget as set, prior to commencement of the additional services, of any time delays and additional fees that may be incurred.
5. Contractor will make every effort to work within the design budget set forth by the Owner. Contractor cannot be held responsible for unforseeable significant changes for labor and material costs in the construction market.
6. Contractor shall have the right to use any drawings and photographs taken before, during, and after construction for marketing purposes.
7. The Owner shall be provided by Contractor with all of the Design Documents (as defined in paragraph 8 below).
8. All design documents including, but not limited to, the preliminary and final construction documents, all design documents, maps, plans, specifications, notes, drawings, letters and all other materials made or otherwise developed (together referred to as the "Design Documents") are and at all times shall be the sole property of the Owner and Contractor shall have no claim, right, title or interest thereto or therein. Owner may use all documents in any manner owner elects.

Required Notices

1. Contractors are required by law to be licensed and regulated by the Contractors' State License Board which has jurisdiction to investigate complaints against contractors if a complaint regarding a patent act or omission is filed within four years of the date of the alleged violation. A complaint regarding a latent act or omission pertaining to structural defect must be filed within 10 years of the date of the alleged violation. Any question concerning a contractor may be referred to the registrar, Contractors' State License Board, PO Box 26000, Sacramento, CA 95826.

State Law required anyone who contract to do construction work to be licensed by the Contractor's State License Board in the license category in which the contractor is going to be working - if the total price of the job is $500 or more (including Labor and Materials).

Licensed Contractors are regulated by laws designed to protect the public. If you contract with someone who does not have a license, the Contractors' State License Board my be unable to assist you with a complaint. Your only remedy against an Unlicensed Contractor may be in Civil Court, and you may be liable for damages arising out of any injuries to the Contractor or his or her employees.

You may contact the Contractors' State License Board to find out if this contractor has a valid license. The Board has complete information on the history of Licensed Contractors, including any possible suspensions, revocations, judgments and citations. The board has offices throughout California. Please check the government pages of the white pages for the office nearest you or call 1-800-321-CSLB for more information.

AGREEMENTS

By my signature below, I hereby agree to all terms, conditions and convenants as presented in the preceeding pages of this contract.

Owner:

1-16-15
Dated: ______________________ [signature]

Dated: ______________________ ______________________

Contractor:

1-16-15
Dated: ______________________ Gregory A. Koll [signature]
Gregory S. Koll, President

KOLL CUSTOM HOMES, INC., A California Corporation, CSLB License No.: B-985772

KOLL CUSTOM HOMES
PO Box 1658, Temecula, CA 92593

Date: 11/3/14
Estimate #: 00000049
TERMS: C.O.D.

Bill To:
Heavenstone Ranch Corp.
17800 Castleton Drive
City of Industry, CA 91748

Jobsite Address:
Heavenstone Ranch Corp.
APN 927-490-025
Las Amantes Road

ITEM NO.	DESCRIPTION	AMOUNT
5-3100	Architectural floorplan purchase	$13,750.00
5-3110	Structural Engineering and calculations for house structure	$15,000.00
5-3100	Architectural changes and redesign	$7,000.00
5-3120	Civil Engineered Grading Plan	$5,500.00
5-3130	Topographical Survey / Staking	$4,600.00
5-3170	Geotechnical Engineer Soils inspection and percolation report	$6,000.00
5-9999	Koll Custom Homes Management and Coordination	$10,000.00

Subtotal:	$61,850.00
Freight:	$0.00
Sales Tax:	$0.00
Total:	$61,850.00
Applied:	$0.00
Balance Due:	$61,850.00

CONDITIONAL WAIVER AND RELEASE ON PROGRESS PAYMENT

NOTICE: THIS DOCUMENT WAIVES THE CLAIMANT'S LIEN, STOP PAYMENT NOTICE, AND PAYMENT BOND RIGHTS EFFECTIVE ON RECEIPT OF PAYMENT. A PERSON SHOULD NOT RELY ON THIS DOCUMENT UNLESS SATISFIED THAT THE CLAIMANT HAS RECEIVED PAYMENT.

Identifying Information

Name of Claimant:	Koll Custom Homes, Inc.
Name of Customer:	Heavenstone Ranch Corp.
Job Location:	APN 927 - 490 - 075
Owner:	Heavenstone Ranch Corp.
Through Date:	1-16-15

Conditional Waiver and Release

This document waives and releases lien, stop payment notice, and payment bond rights the claimant has for labor and service provided, and equipment and material delivered, to the customer on this job through the Through Date of this document. Rights based upon labor or service provided, or equipment or material delivered, pursuant to a written change order that has been fully executed by the parties prior to the date that this document is signed by the claimant, are waived and released by this document, unless listed as an Exception below. This document is effective only on the claimant's receipt of payment from the financial institution on which the following check is drawn:

Maker of Check:	Heavenstone Ranch Corp.
Amount of Check: $	15,000
Check Payable to:	Koll Custom Homes, Inc.

Exceptions

This document does not affect any of the following:
(1) Retentions.
(2) Extras for which the claimant has not received payment.
(3) The following progress payments for which the claimant has previously given a conditional waiver and release but has not received payment:
Date(s) of waiver and release:________________
Amount(s) of unpaid progress payment(s): $________________
(4) Contract rights, including (A) a right based on rescission, abandonment, or breach of contract, and (B) the right to recover compensation for work not compensated by the payment.

Signature

Claimant's Signature:	Gregory L. Koll
Claimant's Title:	President
Date of Signature:	1-16-15